Exhibit 99.1

CONSENT OF INDEPENDENT VALUER

We hereby consent to the reference to our name and description of our role in the valuation process of real estate assets of Industrial Income Trust Inc. (the “Company”) being included or incorporated by reference into the Company’s Registration Statement on Form S-3 (File No. 333-175340) and the related prospectus included therein, and the Company’s Registration Statement on Form S-8 (File No. 333-186268) and the related prospectus included therein, by being filed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, to be filed on the date hereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

/s/ Duff & Phelps, LLC
Duff & Phelps, LLC February 27, 2015